ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Change Pursuant to NRS 78.209

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209

For Nevada Profit Corporations

1. Name of corporation:

NanoViricides, Inc.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

320,000,000 shares, consisting of 300,000,000 shares of common stock, par value $.001 per share ("Common Stock"), and 20,000,000 shares of preferred stock, par value $.001 per share ("Preferred Stock")

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

91,428,572 shares, consisting of 85,714,286 Common Stock and 5,714,286 shares of Preferred Stock

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

Each three and one-half (3.5) shares of both Common Stock and Preferred Stock outstanding shall be exchanged for one corresponding share of Common Stock or Preferred Stock.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

Rounded up to the next whole share.

7. Effective date and time of filing: (optional)	Date:	Time:
(must not be later than 90 days after the certificate is filed)

8. Signature: (required)

X /s/ Anil Diwan	President, Chairman
Signature of Officer	Title

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

Nevada Secretary of State Stock Split
This form must be accompanied by appropriate fees.	Revised: 8-31-11

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